SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUESTCOR PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2009

To Our Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Questcor Pharmaceuticals, Inc. to be held on May 29, 2009 at 8:30 a.m. Pacific Time at the corporate offices of Questcor Pharmaceuticals, Inc., 3260 Whipple Road, Union City, California 94587.

The matters expected to be acted upon at the meeting are described in the following Notice of the 2009 Annual Meeting of Shareholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the Annual Meeting?”, beginning on page 1 of this Proxy Statement.

We look forward to seeing you at the meeting.

Sincerely,

Don M. Bailey
President and Chief Executive Officer

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CODE OF BUSINESS CONDUCT AND ETHICS
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
ANNUAL REPORT

3260 Whipple Road
Union City, California 94587

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Questcor Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Questcor Pharmaceuticals, Inc., a California corporation, will be held on May 29, 2009 at 8:30 a.m. Pacific Time at the Company’s corporate offices at 3260 Whipple Road, Union City, California 94587, to consider and vote upon the following proposals:

1. To elect five directors to serve for the ensuing year and until their successors are duly elected and qualified.

2. To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The proposals and other related matters are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 3, 2009, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of that date, 64,610,130 shares of our Common Stock were outstanding and entitled to vote. All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Michael H. Mulroy
Secretary

Union City, California
April 17, 2009

Any shareholder present at the annual meeting may withdraw his or her proxy and vote in person on each matter brought before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2009

The proxy statement and annual report to our shareholders for the year ended December 31, 2008 are available at http://www.envisionreports.com/QCOR.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

3260 Whipple Road
Union City, California 94587

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Questcor Pharmaceuticals, Inc. (“Questcor,” the “Company,” “we,” “us” or “our”), a California corporation, of proxies to be voted at our 2009 Annual Meeting of Shareholders (“Annual Meeting”) and at any adjournment or postponement.

You are invited to attend our Annual Meeting on May 29, 2009, beginning at 8:30 a.m., Pacific Time. The Meeting will be held at the corporate headquarters of Questcor, at 3260 Whipple Road, Union City, California, 94587.

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Pacific Time.

The Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions are being mailed on or about April 27, 2009.

What am I being asked to vote upon?

At the Annual Meeting, the shareholders of Questcor will be asked to (1) vote upon the election of directors to serve for the ensuing year and until their successors are duly elected and qualified, (2) ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, and (3) act upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Questcor’s Board of Directors is asking for your proxy for use at the Annual Meeting. All shares of Questcor Common Stock represented by any properly executed proxy that is not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the election of the director nominees listed below and FOR the ratification of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Although management does not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted by the persons named on the proxy card in accordance with their best judgment with respect to any other matters that may properly come before the Annual Meeting. A shareholder giving a proxy may revoke its proxy in the manner described below.

How can I attend the Annual Meeting?

Shareholders must present a form of personal photo identification in order to be admitted to the Annual Meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your nominee are examples of acceptable proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of Common Stock at the close of business on April 3, 2009 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 3, 2009, the Company had outstanding 64,610,130 shares of Common Stock. Unless cumulative voting has been requested for the election of directors, each holder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. For the election of directors cumulative voting is permitted. Each holder of record of Common Stock on the record date may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the Annual Meeting, before the voting, that he or she intends to cumulate votes. If cumulative voting applies to the election of directors at the Annual Meeting, each holder of record of Common Stock on the record date will have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. Each holder of record of Common Stock on the record date may cast all of their votes for one candidate or may distribute their votes among different candidates. If not instructed on how to divide votes in the event of cumulative voting, the proxy holders will cast the votes covered by the proxies received by them in such a manner under cumulative voting as they believe will ensure the election of as many of the Company’s nominees as possible.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Questcor’s transfer agent, Computershare Trust Company, N.A., you are considered, for those shares, to be the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement, our Form 10-K for the year ended December 31, 2008 and proxy card documents have been sent directly to you by Questcor.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, our Form 10-K for the year ended December 31, 2008, and proxy card documents have been forwarded to you by your broker, bank or other holder of record who is considered, for those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Questcor Pharmaceuticals, Inc., c/o Proxy Services, Computershare Trust Company, N.A., P.O. Box 43101, Providence, Rhode Island 02940-5067.

•	In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3260 Whipple Road, Union City, California 94587, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a shareholder of record you will receive only one proxy card for all the shares you hold:

•	in certificate form

•	in book-entry form

and if you are a Questcor employee:

•	in the Questcor Employee Stock Purchase Plan

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., Pacific Time, at our principal executive offices at 3260 Whipple Road, Union City, California, 94587, by contacting Janet Stephens, Executive Assistant, of the Company.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

•	Quorum

The presence of the holders of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

•	Election of Directors

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of directors. If cumulative voting is requested by a shareholder for the election of directors, shareholders will be entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

•	Broker Authority to Vote

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange (the “NYSE”), a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. The NYSE rules permit member brokers who do not receive instructions to vote on the election of directors and the ratification of auditors.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the designated proxies appointed by the Board of Directors (the persons named in your proxy card if you are a share-holder of record) will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock, beneficially owned by others to forward to such beneficial owners.

The Company will reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, email or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

When is the deadline for shareholder proposals to be included in the Company’s 2010 Annual Meeting?

Pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8, proposals that shareholders wish to include in the Company’s proxy statement and form of proxy for the Company’s 2010 annual meeting of shareholders must be received by the Company at its principal executive office at 3260 Whipple Road, Union City, California 94587, no later than December 28, 2009 and must satisfy the conditions established by the SEC for such proposals. Pursuant to SEC Rule 14a-4, if the Company has not received notice by March 12, 2010 of any matter a shareholder intends to propose for a vote at the 2010 annual meeting of shareholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card. Additionally, proposals that shareholders wish to present at the Company’s 2010 annual meeting of shareholders (but not included in the Company’s related proxy statement and form of proxy) must be received by the Company at its principal executive office at 3260 Whipple Road, Union City, California 94587, not before January 27, 2010 and no later than February 26, 2010 and must satisfy the conditions for such proposals set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”). Shareholders are advised to review the Company’s Bylaws, which contain requirements with respect to advance notice of shareholder proposals and director nominations.

What is the process for shareholders to communicate with the Board of Directors?

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to Questcor Pharmaceuticals, Inc. at 3260 Whipple Road, Union City, California 94587. Correspondence directed to an individual director is referred, unopened, to that member. Correspondence not directed to a particular director is referred, unopened, to the Chairman of the Board, who then bears the responsibility of providing copies of the correspondence to all directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Questcor shareholders will be voting on the election of the five (5) nominees listed below. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five (5) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The nominees receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other effect upon the election of directors under California law. Under California law and our bylaws, if any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes for the election of directors. The proxy holders will cast the votes covered by the proxies received by them in such a manner under cumulative voting as they believe will ensure the election of as many of the Company’s nominees as possible.

Nominees

The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation

Don M. Bailey	63	President and Chief Executive Officer of the Company; Director
Neal C. Bradsher	43	President, Broadwood Capital, Inc.; Director
Stephen C. Farrell	44	Executive Vice President and Chief Financial Officer of Stream Global Services, Inc.; Director
Virgil D. Thompson	69	Director
David Young	56	President of AGI Therapeutics, Inc; Director

Don M. Bailey joined the Company’s Board of Directors in May 2006. Mr. Bailey was appointed the Company’s interim President in May 2007. Mr. Bailey was appointed the Company’s President and Chief Executive Officer in November 2007. Mr. Bailey is currently the non-executive Chairman of the Board of STAAR Surgical Company. STAAR Surgical Company is a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies. Mr. Bailey was the Chairman of the Board of Comarco, Inc. from 1998 until 2007 and was employed by Comarco, Inc., where he served as its Chief Executive Officer from 1991 to 2000. Mr. Bailey has been Chairman of the Board of STAAR since April 2005. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology, an M.S. degree in operations research from the University of Southern California, and an M.B.A. from Pepperdine University.

Neal C. Bradsher, CFA, joined the Company’s Board of Directors in March 2004. Mr. Bradsher served as Lead Director of the Company from May 2004 to October 2004. Since 2002, Mr. Bradsher has been President of Broadwood Capital, Inc., a private investment firm. Previously, he was a Managing Director at Whitehall Asset Management, Inc. from 1999 to 2002. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a chartered financial analyst.

Stephen C. Farrell joined the Company’s Board of Directors in November 2007. Mr. Farrell currently serves as Executive Vice President and Chief Financial Officer of Stream Global Services, Inc., a position he has held since November 2008. Mr. Farrell oversees Stream Global Services Inc.’s finance, accounting, treasury, taxation and corporate services functions, and also plays a role in shaping corporate strategy. Mr. Farrell previously served as President of PolyMedica Corporation until PolyMedica was acquired by Medco Health Solutions. During his eight year tenure at PolyMedica, Mr. Farrell served in various positions, including President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer. Earlier in his career, Mr. Farrell served as Senior

Manager at PricewaterhouseCoopers LLP. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the University of Virginia. Mr. Farrell is also a certified public accountant.

Virgil D. Thompson joined the Company’s Board of Directors in January 1996. Mr. Thompson has served as the President, Chief Executive Officer and as a Director of Angstrom Pharmaceuticals, Inc. from November 2002 until July 2007, where he continues to serve as director. From September 2000 until August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc. From May 1999 until September 2000, Mr. Thompson was President, Chief Operating Officer and a director of Bio-Technology General Corporation, a pharmaceutical company (now Savient Pharmaceuticals, Inc.). Mr. Thompson is also the Chairman of the Board of Directors of Aradigm Corporation and a director of Savient Pharmaceuticals, Inc. Mr. Thompson holds a B.S. degree in pharmacy from the Kansas University and a J.D. degree from The George Washington University Law School.

David Young, Ph.D., joined the Company’s Board of Directors in September 2006. Dr. Young is currently President of AGI Therapeutics, Inc. Previously, Dr. Young was the Executive Vice President of the Strategic Drug Development Division of ICON plc, an international CRO, and founder and CEO of GloboMax LLC, a contract drug development firm purchased by ICON plc in 2003. Prior to forming GloboMax, Dr. Young was an Associate Professor at the School of Pharmacy, University of Maryland where he held a number of roles including Director of the Pharmacokinetics and Biopharmaceutics Lab and Managing Director of the University of Maryland-VA Clinical Research Unit. Dr. Young holds a B.S. degree in physiology from the University of California, Berkeley, an M.S. degree in physics from the University of Wisconsin-Madison, a Pharm.D. from the University of Southern California and a Ph.D. in pharmaceutical sciences from the University of Southern California.

GOVERNANCE OF THE COMPANY

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a Code of Business Conduct and Ethics and a Corporate Compliance Program for our directors, officers and employees. Our Articles of Incorporation, Bylaws and the Board of Directors committee charters provide additional framework for our corporate governance principles. Additionally, the Company is incorporated in the State of California, the corporation laws of which include several shareholder protection mechanisms, including cumulative voting and the ability of the holders of ten percent (10%) of the Company’s outstanding common stock to call special meetings.

Questcor’s business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors selects the senior management team, which is charged with the day-to-day operations of the Company’s business. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer, other senior officers and the Company’s counsel, by reviewing materials requested by them or otherwise provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management, monitors its performance and proposes or makes changes to the senior management team when it deems necessary or appropriate.

Director Independence

The Board of Directors has determined that each of the directors, with the exception of Mr. Bailey, is independent (as defined in the NASDAQ listed company rules) for purposes of serving on the Board of Directors and each committee of which the respective directors are members. In addition to being independent, directors are expected to act in the best interests of all shareholders; develop and maintain a sound understanding of the Company’s business and the industry in which it operates; prepare for and attend Board and Board committee meetings; and provide active, objective and constructive participation at those meetings.

Board of Directors and Committee Meetings

The Board of Directors held 12 meetings during the year ended December 31, 2008. The Board of Directors has an Audit Committee, which held 10 meetings during the year ended December 31, 2008, a Nominating and Corporate Governance Committee, which held 3 meetings during the year ended December 31, 2008, and a

Compensation Committee, which held 8 meetings during the year ended December 31, 2008. Each of the directors attended at least 75% of the aggregate number of meetings of both the Board of Directors and the committees on which he served, held during the period for which he was a director or committee member, respectively.

The Company has not adopted a formal policy on members of the Board of Directors attendance at its annual meeting of shareholders, although all members of the Board of Directors are invited to attend. Four of the five members of the then Board of Directors attended the Company’s 2008 annual meeting of shareholders.

Committees of the Board of Directors

Audit Committee

The Company has a separately designated standing Audit Committee of the Board of Directors established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for overseeing the financial controls of the Company, including the selection of the Company’s independent registered public accounting firm, the scope of the audit procedures, the nature of the services to be performed by and the fees to be paid to the Company’s independent registered public accounting firm, and any changes to the accounting standards of the Company. The Audit Committee is currently composed of three non-employee directors: Mr. Farrell, who serves as Chairman, Mr. Thompson and Dr. Young. The Nominating and Corporate Governance Committee of the Board of Directors has recommended that the Audit Committee be composed of Mr. Farrell (as Chairman), Mr. Thompson and Dr. Young following the Annual Meeting should each be elected to the Board of Directors by the Company’s shareholders.

After reviewing the qualifications of all current Audit Committee members and any relationship they may have that might affect their independence from the Company, the Board of Directors has determined that (i) all current Committee members are “independent” as that concept is defined under Section 10A of the Exchange Act, (ii) all current Committee members are “independent” as that concept is defined under NASDAQ Capital Markets (“NASDAQ”) listing standards, (iii) all current Committee members have the ability to read and understand financial statements, and (iv) Mr. Farrell qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of Mr. Farrell’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Board of Directors will continue to assess the qualifications of the members of its Audit Committee in light of the Company’s financial complexity, position and requirements in order to serve the best interests of the Company and its shareholders.

The Audit Committee’s Charter was attached as Exhibit A to the Company’s Proxy Statement filed with the SEC on April 3, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2008 with management and Questcor’s independent registered public accounting firm, Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”). The Audit Committee has discussed with OUM the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from OUM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with OUM that firm’s independence from the Company. The Audit Committee has also considered whether OUM’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

Management is responsible for Questcor’s internal controls and the financial reporting process. OUM is responsible for performing an independent audit of Questcor’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. As provided in its Charter, the Audit Committee’s responsibilities include oversight of these processes.

Based on the Audit Committee’s review and the reports and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted on April 14, 2009, by the members of the Audit Committee of the Board of Directors.

Stephen C. Farrell, Chairman
Virgil D. Thompson
David Young, Ph.D.

Nominating and Corporate Governance Committee

The Company has a separately designated standing Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for (i) the identification of qualified candidates to become members of the Board of Directors, (ii) the selection of candidates for recommendation to the Board of Directors as nominees for election as directors at the next annual meeting of shareholders, (iii) the selection of candidates for recommendation to the Board of Directors to fill any vacancies on the Board of Directors, (iv) the selection of a candidate for recommendation to the Board of Directors as the chairperson of the Board, (v) making recommendations to the Board of Directors regarding the staffing of Board committees and the chairpersons of such committees; and (vi) analyzing and making recommendations to the Board of Directors regarding corporate governance matters applicable to the Company. The Nominating and Corporate Governance Committee is composed of three non-employee directors: Mr. Bradsher, who serves as Chairman, Mr. Thompson and Dr. Young. The Nominating and Corporate Governance Committee has recommended that it be composed of Mr. Bradsher (as Chairman), Mr. Thompson and Dr. Young following the Annual Meeting should each be elected to the Board of Directors by the Company’s shareholders. Each member of the Nominating and Corporate Governance Committee is “independent” as that concept is defined under NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for election to the Board. The Nominating and Corporate Governance Committee identifies director nominees through a combination of referrals, including by shareholders, existing members of the Board of Directors and management, and direct solicitations, where warranted. Once a candidate has been identified, the Nominating and Corporate Governance Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Nominating and Corporate Governance Committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board.

The Nominating and Corporate Governance Committee will consider candidates for directors proposed by shareholders. Procedures relating to the submission of candidates are set forth in the Company’s Bylaws, which provide that nominations must be received not less than sixty (60) nor more than ninety (90) calendar days prior to the anniversary date of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of shareholders, subject to limited exceptions. The notice of the nomination must set forth (i) the shareholder’s intent to nominate one or more persons for election as a director of the Company, the name of each such nominee proposed by the shareholder giving the notice, and the reason for making such nomination at the annual meeting, (ii) the name and address of the shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is proposed, (iii) the class and number of shares of the Company that are owned beneficially and of record by the shareholder proposing such nomination and by the beneficial owner, if any, on whose behalf the nomination is proposed, and (iv) any material interest of such shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the proposal is made, (v) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) each nominee, and (C) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice, (vi) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (vii) the signed consent of each nominee proposed by the shareholder giving the notice to serve as a director of the Company if so elected.

Among the factors that the committee considers when evaluating proposed nominees are their understanding of, and commitment to, the interests of shareholders; their independence; their experience and involvement in the successful creation of shareholder value; their experience in the biopharmaceutical and broader healthcare industry; their knowledge of and experience in business matters, accounting, finance, capital markets and mergers and acquisitions; and a demonstrated commitment to good corporate citizenship, including efforts related to the advancement of patient care. There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may consider other factors including the appropriate size of the Board of Directors and the overall mix of professional experience of the members of the Board. The Nominating and Corporate Governance Committee may request references and additional information from the candidate prior to reaching a conclusion. The Nominating and Corporate Governance Committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so.

The Nominating and Corporate Governance Committee’s Charter was attached as Exhibit B to the Company’s Proxy Statement filed with the SEC on April 3, 2007.

Compensation Committee

The Company has a separately designated standing Compensation Committee of the Board of Directors. The Compensation Committee is responsible for (i) recommending the type and level of compensation for officers of the Company, (ii) managing the Company’s equity incentive plans, (iii) approving grants under the Company’s equity incentive plans to non-executive officers and employees of the Company, and (iv) reviewing the Compensation Discussion & Analysis required by the Securities and Exchange Commission rules and regulations, and recommending to the Board of Directors whether the Compensation Discussion & Analysis should be included in the Company’s annual proxy statement or other applicable filings. The Compensation Committee is currently composed of three non-employee directors: Dr. Young, who serves as Chairman, Mr. Farrell and Mr. Thompson. The Nominating and Corporate Governance Committee has recommended that the Compensation Committee be composed of Dr. Young (as Chairman), Mr. Farrell and Mr. Thompson following the Annual Meeting should each be elected to the Board of Directors by the Company’s shareholders. Each member of the Compensation Committee is “independent” as that concept is defined under NASDAQ listing standards.

The Compensation Committee’s charter is attached as Exhibit A to this Proxy Statement.

FDA Matters Oversight Committee

The Company has a separately designated FDA Matters Oversight Committee of the Board of Directors. The FDA Matters Oversight Committee was formed by the Board of Directors on January 13, 2009, and has a fixed end date of December 31, 2009, unless sooner terminated by the Board of Directors. The purpose of the FDA Matters Advisory Committee, which is advisory in nature, is to advise the Board of Directors and management of the Company with respect to (i) approval and post-approval matters relating to the U.S. Food and Drug Administration, including the Company’s Supplemental New Drug Application seeking approval to market H.P Acthar® Gel (repository corticotropin injection) for the treatment of infantile spasms, (ii) staffing of matters relating to the Company’s FDA compliance activities, and (iii) strategic considerations with respect to the Company’s interactions with the FDA. The FDA Matters Oversight Committee is currently composed of two non-employee directors: Dr. Young, who serves as Chairman, and Mr. Thompson. The Nominating and Corporate Governance Committee of the Board of Directors has recommended that the FDA Matters Oversight Committee be composed of Dr. Young (as Chairman) and Mr. Thompson following the Annual Meeting should each be elected to the Board of Directors by the Company’s shareholders.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2008.

					Change
					in Pension
					Value and
	Fees			Non-Equity	Non-Qualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Don M. Bailey(2)	0		0				0
Neal C. Bradsher	52,500		88,493				140,993
Stephen C. Farrell	61,930		88,446				150,376
Robert J. Rubin, M.D.(3)	19,575		37,423				56,998
Virgil D. Thompson	82,500		81,781				164,281
David Young	70,000		91,676				161,676

(1)	Amounts represent the fair value of stock options expensed in 2008 under SFAS 123(R) as discussed in Note 10, “Preferred Stock and Shareholders’ Equity” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2008 under “Equity Incentive Plans and Share-based Compensation Expense.” The full grant date fair value of the awards granted in 2008 to each director, computed in accordance with SFAS 123(R), is $517,744. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Neal C. Bradsher 177,500; Stephen C. Farrell 66,250; Virgil D. Thompson 227,500; and David Young 86,250.

(2)	Mr. Bailey is not compensated for services rendered as a director of the Company.

(3)	Robert J. Rubin, M.D., served as a member of the Board of Directors until May 29, 2008.

Narrative to Director Compensation Table

The Company compensates its non-employee directors for their service on the Board of Directors with an initial grant of an option to purchase 25,000 shares of Common Stock and annual grants thereafter for 15,000 shares per year. Such option grants have an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant and vest in 48 equal monthly installments commencing on the date of the grant, provided the non-employee director serves continuously on the Board of Directors during such time. The term of the options is ten years. For service on a committee of the Board of Directors in 2008, non-employee members of committees were granted an option to purchase 10,000 shares of Common Stock and chairmen of committees were granted an additional option to purchase 7,500 shares of Common Stock. Such option grants apply only to the first committee a non-employee director joins. These options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant and became fully vested at the date of the grant. All such stock option grants are automatically granted under the 2004 Non-Employee Directors’ Equity Incentive Plan, which was approved by the Company’s shareholders in 2004. The Chairman of the Board was also granted an option to purchase 7,500 shares, at an exercise price equal to 100% of the fair market value of the Common Stock. This option was viewed by the Board of Directors as similar to the option granted to chairmen of committees and, accordingly, was fully vested at the time of grant. This grant was made under the Company’s 2006 Equity Incentive Award Plan.

The annual retainer for the Chairman of the Board is set at $57,500 and the annual retainer for each other non-employee Board member is set at $40,000. The additional annual retainer for Chairman of the Audit Committee is set at $17,500 and the additional annual retainer for the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee is set at $12,500. Additionally, other members of the Audit Committee were provided an additional retainer of $10,000 and other members of the Compensation Committee and the Nominating and Corporate Governance Committee were provided an additional retainer of $7,500. This compensation structure is based in part on an assumption that the Company would hold a similar number of Board and committee meetings in the future as it had held historically.

Dr. Young and Mr. Thompson are members of the Company’s FDA Matters Oversight Committee and each will receive a $20,000 annual retainer fee in connection with their services on that committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Company Management

Biographical information for the executive officers of the Company who are not directors is set forth in our Annual Report on Form 10-K. There are no family relationships between any director or executive officer and any other director or executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Company voting capital stock as of April 3, 2009 by: (i) each shareholder who is known by the Company to own beneficially more than 5% of the Company’s voting capital stock; (ii) each named executive officer of the Company; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group:

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percentage

Paolo Cavazza and his affiliates(2)	4,802,445	7.43%
via Pontina Km. 30,400, 00040 Pomezia (Rome) Italy
Tang Capital Partners and its affiliates(3)	3,768,030	5.83%
4401 Eastgate Mall, San Diego, CA
Broadwood Partners, L.P. and its affiliates(4)	3,578,660	5.54%
724 Fifth Avenue, 9(th) Floor, New York, NY
Friess Associates LLC(5)	3,294,500	5.10%
115 E. Snow King Jackson, WY
Neal C. Bradsher(6)	3,757,408	5.80%
Stephen C. Farrell(7)	59,999	*
Virgil D. Thompson(8)	248,748	*
David Young(9)	81,352	*
Don M. Bailey(10)	617,302	*
Gary M. Sawka	—	*
Stephen L. Cartt(11)	687,622	1.05%
Steven C. Halladay(12)	167,553	*
David J. Medeiros(13)	1,394,039	2.14%
George M. Stuart(14)	240,100	*
All executive officers & directors as a group (9 persons)(16)	7,014,023	10.48%

*	Less than 1%.

(1)	Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act and based on an aggregate of 64,610,130 votes of the Company’s capital stock outstanding as of April 3, 2009, which consists of shares of Common Stock.

(2)	Beneficial ownership includes shares of Common Stock beneficially owned by Paolo Cavazza, Aptafin S.p.A. and Chaumiere — Consultadoria & Servicos SDC Unipessoal L.D.A. (together “Paolo Cavazza”) as reported by Paolo Cavazza on Amendment No. 15 to Schedule 13D filed on December 4, 2008.

(3)	Beneficial ownership includes shares of Common Stock beneficially owned by Tang Capital Partners, L.P.; Tang Capital Management, LLC, the General Partner of Tang Capital Partners; and Kevin C. Tang, the manager of Tang Capital Management (together, “Tang Capital Partners”), as reported by Tang Capital Partners on Amendment No. 3 to Schedule 13G filed on February 17, 2009.

(4)	Broadwood Capital, Inc., as the general partner of Broadwood Partners, L.P., may be deemed to have dispositive power over the shares owned by Broadwood Partners, L.P.

(5)	Beneficial ownership includes shares of Common Stock beneficially owned by Friess Associates LLC, as reported by Friess Associates LLC on Schedule 13G filed on February 17, 2009.

(6)	Includes 3,578,660 shares of Common Stock held by Broadwood Partners, L.P., and options to purchase 178,748 shares of Common Stock held by Mr. Bradsher, which are exercisable within 60 days of April 3, 2009. Broadwood Partners, L.P. is a private investment partnership managed by Broadwood Capital, Inc. As President of Broadwood Capital, Inc., Mr. Bradsher may be deemed to have dispositive power over the shares owned by Broadwood Partners, L.P.

(7)	Includes options to purchase 59,999 shares of Common Stock exercisable within 60 days of April 3, 2009.

(8)	Includes options to purchase 228,748 shares of Common Stock exercisable within 60 days of April 3, 2009.

(9)	Includes options to purchase 81,352 shares of Common Stock exercisable within 60 days of April 3, 2009.

(10)	Includes options to purchase 477,400 shares of Common Stock exercisable within 60 days of April 3, 2009.

(11)	Includes options to purchase 604,790 shares of Common Stock exercisable within 60 days of April 3, 2009.

(12)	Includes options to purchase 62,499 shares of Common Stock exercisable within 60 days of April 3, 2009.

(13)	Includes options to purchase 596,562 shares of Common Stock exercisable within 60 days of April 3, 2009.

(14)	Includes options to purchase 204,270 shares of Common Stock exercisable within 60 days of April 3, 2009.

(15)	On August 5, 2008, the Company announced the departure of Mr. Stuart as an executive officer of the Company.

(16)	See footnotes (2) — (15). Does not include Mr. Stuart as he is no longer an executive officer of the Company. Does not include Dr. Rubin as he is no longer a director of the Company.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge and based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Dr. Halladay filed a late Form 4 with respect to one transaction.

CODE OF BUSINESS CONDUCT AND ETHICS

In 2003, the Company established a Code of Business Conduct and Ethics to help its officers, directors and employees comply with the law and maintain the highest standards of ethical conduct. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. All of the Company’s officers, directors and employees must carry out their duties in accordance with the policies set forth in the Code of Business Conduct and Ethics and with applicable laws and regulations. A copy of the Code of Business Conduct and Ethics can be accessed on the internet via the Company’s website at www.questcor.com. The Company intends to post any amendments to, and waivers from, the Code of Business Conduct and Ethics to the Company’s website at www.questcor.com within five days following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

Questcor’s compensation philosophy is designed to enhance the Company’s probability of achievement of performance levels which will increase long-term shareholder value. Our compensation programs allow the Board of Directors to align the financial interests of our employees with those of our shareholders and to keep each employee’s total compensation appropriate for the biopharmaceutical industry. Our compensation programs focus on achieving all the Company’s strategic goals and our need to retain talented individuals to achieve these goals.

Annually, the Board of Directors reviews and considers the competitive landscape for talent within the biopharmaceutical and healthcare industry and assesses the specific human resource needs of the Company in our endeavor to grow shareholder value. The Board of Directors monitors and adjusts the Company’s strategic objectives and makes changes to the compensation programs as appropriate to better enhance the Company’s ability to reach these strategic objectives.

The compensation package for all employees includes a number of standard components including base salary, bonus pay and equity incentive compensation. We examine these three components separately and in combination in addressing the objectives set forth above:

•	Base Salary: Base salary is determined based on a review of the performance of Questcor and the performance of the employee during the prior year as well as the importance of their skill set, their expected future contributions, and their ability to advance within the Company. We compare each employee’s salary to those of comparable employees within the biopharmaceutical and healthcare industry by using third party survey data and, for certain employees, to those of similarly positioned employees at comparable companies using other readily available compensation information. We set base salary at levels to attract, retain and motivate our employees.

•	Bonus Pay: Annual cash bonuses are discretionary, but follow guidelines related to the achievement of business and strategic goals, as measured by our financial and operating performance, as well as individual strategic, management and development objectives. We compare the target and awarded bonus levels for each employee using the same benchmark data used for base salaries.

•	Base Salary and Bonus Pay Combined: The sum of base salary and bonus pay is total cash compensation. This amount is examined for reasonableness and compared to similar benchmark survey data.

•	Equity Incentive Compensation: Long term incentive awards, such as stock option grants or restricted stock awards, are discretionary and are provided to further align Questcor’s and each employee’s performance objectives to the interests of shareholders. We consider the FAS 123(R) expenses as well as the impact on total diluted shares outstanding when determining equity-based grants.

•	Finally, we compute the total compensation expense for each employee and verify its appropriateness in meeting the objectives set out above.

We also recognize that the competitive landscape within the biopharmaceutical industry, and the Company’s position within that landscape, is constantly evolving. As such, we continue to monitor our compensation philosophy and objectives with the goal of best positioning the Company to continue to achieve its main objective of increasing shareholder value in the future.

Process for Determining Executive Officer Compensation at Questcor

The Compensation Committee has the responsibility of making recommendations to the Board of Directors relating to compensation for the Company’s executive officers. In formulating its recommendations to the Board of Directors, the Compensation Committee reviews a variety of sources.

The Chief Executive Officer aids the Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer participates in an annual performance review with the Chief Executive Officer to discuss his level of attainment of previously established objectives and otherwise provide input about his contributions to the Company’s success for the period being assessed. The Chief Executive Officer then provides his recommendations to the Compensation Committee which in turn makes recommendations regarding executive officer compensation to the Board of Directors. The performance of the Chief Executive Officer is reviewed annually by the Compensation Committee and the Board of Directors. In 2008, the Compensation Committee and the Board of Directors placed significant weight on each executive officer’s contributions to the Company’s continued execution of its Acthar-centric strategy and business model.

As in prior years, each of the Compensation Committee and the Company’s management consulted independent compensation survey data to assist it in determining market pay practices for compensating executive officers. The survey data was reviewed to compare the Company’s compensation levels to market compensation levels, taking into consideration the other companies’ size and industry, and the individual executive officer’s level of responsibility. The Compensation Committee and the Board of Directors also reviewed the compensation practices of a peer group of 14 specialty pharmaceutical companies. In selecting the peer group, the Compensation Committee selected any profitable biopharmaceutical companies with market capitalizations between approximately $100 million and $2.0 billion. The Compensation Committee believes it is beneficial to maintain a relatively consistent peer group, and this year’s group is only slightly different than the peer group from the previous year due to the deletion of companies that are no longer publicly owned and the addition of companies to replace deleted peers. The peer group companies examined for 2008 are set forth below:

• Alkermes	• Medicis Pharmaceutical
• Alpharma	• Obagi Medical Products
• Caraco Pharmaceutical Labs	• Par Pharmaceuticals
• Cubist Pharmaceuticals	• Reliv International
• Depomed	• Trimeris
• Enzon	• Valeant
• Medicines Company	• Viropharma

The Compensation Committee reviews information from a variety of sources to determine the appropriate level and mix of incentive compensation. Historically, and in 2008, the Company granted a significant portion of total compensation to its executive officers in the form of non-cash incentive compensation.

Total Compensation

The compensation package offered to each executive officer is comprised of four elements:

•	Base salary;

•	Annual performance-based cash bonus awards;

•	Long-term stock-based incentive awards; and

•	Employee benefits and perquisites.

These four elements are described in more detail below.

Base Salary

Executive officer base salaries are initially set at the time of hire. Base salaries are adjusted annually in light of the individual executive officer’s responsibilities, level of performance and how the executive officer’s salary compares with the salaries of our other executive officers. We also review comparable company salary data and believe that the base salaries Questcor provides to its executive officers are around the median of base salaries offered by similarly situated companies, including its peer companies. Individual salaries may be higher or lower than the median where appropriate. Base salaries impact target bonus amounts which are based on a percentage of base salary.

Annual Performance-Based Cash Bonus Awards

It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon his own level of performance and contribution towards the Company’s performance. Executive officers are eligible to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved. As in 2007, Questcor places greater emphasis on executive officers’ pay for performance, and, as a result, may experience greater variability in compensation during future periods.

In determining its recommendation with respect to an executive officer’s performance compensation, the Compensation Committee evaluates the Company’s and executive officer’s performance in a number of areas. The Company’s performance is measured on both a short-term and long-term basis, and performance compensation is linked to corporate and individual goals, the accomplishment of which could increase shareholder value.

At the beginning of the year, the Company establishes and expresses corporate goals as objectives (“MBOs”). These MBO’s usually relate to current year financial and operational goals and milestones for significant longer term projects. Whenever possible, MBO’s have enough clarity and specificity to be easily measured (including, but not limited to, such measurable metrics as numbers and milestone dates and events). MBO’s are developed with the expectation that executive officers can achieve them, but only if the executive is ambitious and puts forth significant effort above and beyond his duties. If the executive officer has more than one objective, the MBO’s are weighted such that the sum of the weights equals 100%. For 2008, the Company’s financial metric goal was the achievement of an annual operating income of $45 million. In addition, the Company established operational goals related to the achievement of development milestones for the Company’s development programs. The Compensation Committee, Board of Directors and the Company’s management believed that each of these goals, while challenging, were reasonably attainable.

Target incentive amounts are developed for each executive officer and expressed as a percent of his base salary. The percentage is correlated to the importance and difficulty of achieving the MBO’s for that executive officer. In exceptional cases, special equity incentive programs may be developed for an executive officer in lieu of all or a portion of his normal cash incentive program. Executives hired during the first nine months of a calendar year are eligible for bonus awards. To calculate the target bonus award, the target bonus percentage established for that executive officer would be multiplied by the salary earned for that partial calendar year.

At the conclusion of the year, the Compensation Committee and Board of Directors determine each executive officer’s actual level of attainment of his specific performance goals as well as the Company’s goals, then applies its judgment and adjusts the calculated amount. The adjustment accounts for other factors that impacted the Company’s performance and the executive’s role in those results. As a result, the Compensation Committee and Board of Directors use a quantitative approach to measure objective criteria, but exercise appropriate discretion in recommending and determining performance compensation. This value is expressed as a percentage and may exceed 100%. The Compensation Committee can recommend and the Board of Directors can approve bonuses in excess of or less than the previously established target bonuses or the amounts resulting from the attainment calculations.

For executive officers who do not have corporate goals as their explicit objectives, the result of their individual achievement calculation is multiplied by the value of the calculated corporate goals (above) to determine their baseline incentive award. For purposes of this multiplication, the corporate multiplier has an upper limit of 100%.

The Company’s Chief Executive Officer presents his recommendations to the Compensation Committee, along with the results of each executive officer’s MBO’s. The Compensation Committee reviews all calculations and recommendations, applies its judgment, and may make adjustments to the recommendations of the Chief Executive Officer. The Board of Directors reviews the Compensation Committee’s recommendations, may make adjustments and approves final award amounts.

Generally, to qualify for an award payment under this policy, the employee must be employed continuously through the date on which the award is paid. For executives, Board-approved incentive awards will be paid after the Audit Committee determines that the results for the year are finalized and that the results are consistent with achievement calculations.

The degree to which an executive officer has achieved his or her MBO’s as well as consideration of extraordinary achievements will guide, but not dictate, the Chief Executive Officer’s recommendation to the Compensation Committee, the Compensation Committee’s recommendation to the Board of Directors and the Board’s decision. The Compensation Committee and the Board of Directors may elect to waive any conditions, accept, reject, increase, reduce or delay the Chief Executive Officer’s recommendation at its sole discretion.

The award determination of the Board of Directors, if any, is final.

For 2008, the Board of Directors, based on the recommendation of the Compensation Committee, determined the non-equity incentive and bonus amounts awarded to our executive officers. Specifically, Mr. Cartt, the Company’s Executive Vice President, Corporate Development, met his target goals through his contributions to the Company’s achievements on various development programs, and was awarded his full non-equity incentive compensation target of 55% of his base salary, or $192,500. In addition, Mr. Cartt was awarded a cash bonus of $60,000 above his target, based on his contributions to the continued success of the Company’s Acthar-centric strategy and contributions to the Company exceeding its operating income goal. Additionally, Mr. Medeiros, the Company’s Senior Vice President, Pharmaceutical Operations, met his target goals through his contributions to the continued success of the Company’s Acthar-centric strategy, and was awarded his full non-equity incentive compensation target of 45% of his base salary, or $146,250. In addition, Mr. Medeiros was awarded a cash bonus of $25,000 above his target, based on his contributions to the Company exceeding its operating income goal. Additionally, Mr. Sawka, the Company’s Senior Vice President, Finance and Chief Financial Officer, met his target goals through his management of the Company’s financial processes, but received a pro-rated non-equity incentive award because he started his employment with the Company on September 10, 2008. Additionally, early in 2008, the Board of Directors granted Dr. Halladay performance-based vesting restricted shares of the Company’s common stock in lieu of up to 65% of a his potential non-equity incentive compensation award. Dr. Halladay’s restricted shares were subject to vesting based on the timing of the FDA’s acceptance of the Company’s filing of its supplemental new drug application for Acthar. None of Dr. Halladay’s restricted shares ultimately vested.

The Company’s Board of Directors, based on the recommendations of its Compensation Committee, approved bonus awards for 2008, at its regularly scheduled meeting in late February 2009, with such bonus awards being contingent on the satisfactory completion of the audit of the Company’s financial statements for the year ended December 31, 2008, by the Company’s independent auditor. While the bonus awards were paid in early March 2009, they were expensed in 2008 as they related to 2008 performance and are included in 2008 compensation in the Summary Compensation Table elsewhere in this Proxy Statement.

Long-Term Stock Based Incentive Awards

The Company believes that long-term stock based compensation helps drive long-term Company performance by aligning the interests of our executive officers with those of our shareholders. Long-term incentive compensation also facilitates retention of executive officers and other employees through long-term vesting and wealth accumulation. Our long-term incentive compensation program is broad-based, with all of our 46 employees as of December 31, 2008 participating in the program.

We generally use stock options for long-term incentive compensation, as we believe stock options align the interests of executive officers with the interests of shareholders by having value only if our stock price increases over time. Stock options are granted with exercise prices equal to the fair market value of our Common Stock and we do not re-price stock options. We also use performance-based restricted stock grants and performance-based stock option grants in specific circumstances, generally with performance vesting criteria tied to a specific project or financial accomplishment. We became eligible to issue restricted stock with time or performance-based vesting criteria in May 2006, when our shareholders approved our 2006 Equity Incentive Award Plan. Our Compensation Committee continues to examine our equity compensation practices and we may continue to utilize performance-based grants in the future to supplement time-based stock option awards.

The Compensation Committee and Board of Directors also take into account the price of the Company’s stock and the overall value of the grant when approving awards. We also consider the accounting impact of granting equity compensation, including the requirement to expense grant date fair value of options and restricted stock grants under SFAS 123(R).

Each year, the Compensation Committee and Board of Directors consider guidelines relating to the maximum number of stock options and restricted shares available for granting to all employees during that year. This amount, which is not binding on the Compensation Committee or the Board of Directors, varies from year to year, based on specific hiring and retention needs as well as competitive factors, but is generally about equal to 2% of our outstanding shares. Most of our grants vest over a four year period from the date of grant and unvested options are returned to the available pool of options if an employee leaves the Company. This approach is intended to result in the total option expense under SFAS 123(R) being no greater than approximately 10% of the Company’s net income. This percentage of net income is approximately equal to the average SFAS 123(R) expense for the peer group of companies listed above.

In February 2009, at its regularly scheduled meeting, the Company’s Board of Directors approved stock option grants to each of the executive officers under the 2006 Equity Incentive Award Plan. These stock options have an exercise price of $5.10 per share, the closing price of the Company’s common stock on the grant date. Each grant allows the executive officer to acquire shares of the Company’s common stock at the $5.10 exercise price over a specified period of time, up to 10 years. As such, the option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. All of these stock options are subject to time-based vesting.

These grants are not reflected in the compensation tables included elsewhere in this Proxy Statement, but are summarized below. The table below does not include Mr. Bailey, whose compensation is discussed under “CEO Compensation” below.

Named Executive Officer	Stock Options

Stephen L. Cartt	100,000
Steven C. Halladay	40,000
David J. Medeiros	70,000
Gary M. Sawka	10,000

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, the Company provides its executive officers and other employees the following benefits and perquisites.

Medical Insurance.  The Company provides to each executive officer, the executive officer’s spouse and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other executive officers of the same level of employment. The Company pays 100% of the premiums for this insurance for all of its employees.

Life and Disability Insurance.  The Company provides each executive officer such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive officers of the same level of employment.

Defined Contribution Plan.  The Company offers a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to its eligible employees. The 401(k) Plan permits eligible employees to defer up to 60% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. The plan allows for discretionary contributions by the Company. The Company did not match employee contributions for the year ended December 31, 2008.

Stock Purchase Plan.  The Company’s Employee Stock Purchase Plan (the “ESPP”), which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase Company stock on favorable terms. During 2008, ESPP participants could purchase shares at a price equal to 85% of the stock price on the applicable three month purchase date. To pay for the shares, each participant may authorize periodic payroll deductions between 1% and 15% of his base cash compensation, subject to certain limitations imposed by the Internal Revenue Code.

Commuting Expense Reimbursement.  As in 2007, in 2008 certain of the Company’s executive officers commuted to work from other metropolitan areas and the Company provided reimbursement for certain commuting expenses, including coach air travel.

CEO Compensation

In February 2008, the Board of Directors set Mr. Bailey’s base salary for 2008 at $525,000 and set his 2008 bonus target at 65% of his annual base salary. Mr. Bailey was also granted an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $5.09, the Company’s stock price at the time of grant. Mr. Bailey’s option vests over 48 months, subject to an initial one-year cliff period, and expires ten years following the date of grant. The Compensation Committee based its recommendation for Mr. Bailey’s compensation package on a review of the Company’s peer group as well as other available compensation survey data. The Compensation Committee and the Board of Directors also considered Mr. Bailey’s performance as Interim President and the Company’s significant operational and financial improvement during his tenure as Interim President.

Additionally, the Company and Mr. Bailey entered into an employment agreement on June 2, 2008. The terms of that employment agreement provides Mr. Bailey with certain severance and change-of-control provisions if the Company terminates Mr. Bailey’s employment without cause or Mr. Bailey terminates his employment for good reason. Also under the terms of that agreement, Mr. Bailey would receive additional severance compensation and have the vesting of his stock options fully accelerated if his employment is terminated without cause or by Mr. Bailey for good reason, in either case in connection with a change in control of the Company. The Company and Mr. Bailey amended certain provisions of Mr. Bailey’s agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.

For 2008, the Board of Directors, based on the recommendation of the Compensation Committee, determined the non-equity incentive compensation amount awarded to Mr. Bailey. Specifically, Mr. Bailey met his target goals through his contributions to the continued success of the Company’s Acthar-centric strategy, and was awarded his full non-equity incentive compensation target of 65% of his base salary, or $341,250. In addition, Mr. Bailey was awarded a cash bonus of $87,938 above his target, based on his contributions to the Company exceeding its operating income goal.

In February 2009, at its regularly scheduled meeting, the Company’s Board of Directors approved a stock option grant to Mr. Bailey under the 2006 Equity Incentive Award Plan. This stock option grant has an exercise price of $5.10 per share, the closing price of the Company’s common stock on the grant date. The grant allows Mr. Bailey to acquire up to 220,000 shares of the Company’s common stock at the $5.10 exercise price over a specified period of time, up to 10 years. As such, the option will provide a return to Mr. Bailey only if the market price of the shares appreciates over the option term. This stock option is subject to time-based vesting.

Severance Arrangements

Each of the Company’s executive officers is party to an agreement that would provide certain benefits in the event of certain terminations of employment. Each agreement provides that, in the event the executive officer’s employment is terminated by the Company other than for cause or as a result of the executive officer’s disability, or the executive officer resigns his employment upon 30 days’ prior written notice to the Company following the material decrease in the officer’s responsibilities, or the material breach by the Company of the employment agreement, and such decrease or breach is not cured within 30 days of the Company’s notification of such breach, he will be entitled to receive severance compensation totaling six months of base salary, if such termination occurs during his first three years of employment, or twelve months of base salary, if such termination occurs following his first three years of employment. Mr. Bailey’s severance compensation under the terms of his agreement provides him with twelve months of base salary.

The term “cause” is generally defined among the Company’s executive officers as the following:

•	The executive officer’s material neglect of assigned duties with the Company or the executive officer’s failure or refusal to perform assigned duties with the Company, which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the Board of Directors, specifying the scope and nature of the deficiency;

•	The executive officer’s commission of a felony or fraud; or the executive officer’s misappropriation of property belonging to the Company or its affiliates;

•	The executive officer’s commission of a misdemeanor or act of dishonesty, which causes material harm to the Company;

•	The executive officer’s engaging in any act of moral turpitude which causes material harm to the Company;

•	The executive officer’s breach of the terms of the severance agreement or any trading compliance program or any confidentiality, proprietary information or nondisclosure agreement with the Company; or

•	The executive officer’s working for another company, partnership or other entity, whether as an employee, consultant or director, while an employee of the Company without the prior written consent of the Board of Directors.

In alignment with the Company’s compensation philosophy, each of the severance agreements are intended to be competitive within the Company’s industry and company size, and thus to attract highly qualified individuals and encourage them to remain employed by the Company. The Company and each of the Company’s executive officers amended certain provisions of each officer’s severance agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.

Change of Control Arrangements

Each of the Company’s executive officers is party to an agreement that would provide certain benefits upon a change in control of the Company. Each agreement provides that in the event a change in control occurs and the executive officer’s employment with the Company is terminated involuntarily other than for cause, the Company shall pay the executive the sum of such executive officer’s annual salary and target bonus for the year in which such termination occurs, and one-hundred percent of such employee’s stock options under any plan of the Company that are then unvested and outstanding shall become vested and exercisable immediately prior to a change in control of the Company. The term “cause” is defined the same as in the severance agreements discussed above. The Company believes it is necessary to provide these change of control benefits to attract qualified officers. The Company also believes that these types of arrangements provide executive officers with a level of security in the event of a potential or actual change of control transaction allowing them to focus on their duties during such events. The Company and each of the Company’s executive officers amended certain provisions of each officer’s change of control agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.

Policies with Respect to Equity Compensation Awards

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for incentive stock options is determined by reference to the closing price per share on the Company’s trading exchange on the trading date immediately preceding the grant date. For non-qualified stock options, the Company’s historic practice has been to use the closing price on the date of grant.

Option awards under the compensation programs discussed above are generally made at regularly scheduled Board of Directors meetings. The Company may also make grants of equity incentive awards at the discretion of the Board of Directors in connection with the hiring of new executive officers.

Policies Regarding Tax Deductibility of Compensation

Section 162(m) of the U.S. federal tax code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). The Compensation Committee continues to review the Company’s compensation practices to determine what steps it should take to ensure that its executive officer compensation is exempt from Section 162(m).

Compensation Committee Interlocks and Insider Participation

Relationships and Independence of the Compensation Committee Members

No member of the Compensation Committee was at any time during the 2008 fiscal year an officer or employee of Questcor. During 2008, no executive officer of Questcor served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of Questcor’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Questcor’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted on April 14, 2009, by the members of the Compensation Committee of the Board of Directors.

David Young, Ph.D., Chairman
Stephen Farrell
Virgil D. Thompson

Summary Compensation Table

The total compensation paid to or earned by the Company’s Chief Executive Officer, Chief Financial Officer, each of the three most highly compensated executives other than the Chief Executive Officer and Chief Financial Officer is summarized as follows:

				Restricted		Non-Equity
Name and				Stock	Options	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Don M. Bailey	2008	$525,000	$87,938	$—	$426,063	$341,250	$—	$1,380,251
President and Chief	2007	$195,000	$500,000	$—	$174,393	$50,000	$—	$919,393
Executive Officer
Gary Sawka	2008	$79,833	$—	$—	$35,631	$31,933	$—	$147,397
Senior Vice President,
Finance and Chief
Financial Officer
Stephen L. Cartt	2008	$350,000	$60,000	$24,049	$225,749	$192,500	$—	$852,298
Executive Vice	2007	$274,990	$300,000	$23,984	$141,636	$90,747	$3,255	$834,612
President, Corporate	2006	$257,000	$—	$13,470	$89,960	$61,680	$—	$421,410
Development
Steven Halladay, Ph.D.	2008	$295,000	$—	$—	$106,881	$—	$—	$401,881
Senior Vice President,	2007	$280,000	$—	$—	$106,589	$92,400	$3,255	$482,244
Clinical and Regulatory Affairs
David J. Medeiros	2008	$325,000	$25,000	$—	$143,561	$146,250	$—	$639,811
Senior Vice President,	2007	$242,000	$150,000	$—	$99,963	$79,860	$3,255	$575,078
Pharmaceutical Operations	2006	$220,000	$—	$—	$90,647	$70,000	$—	$380,647
George M. Stuart(6)	2008	$244,833	$—	$—	$147,077	$40,000	$—	$431,910
Former Senior Vice —	2007	$246,240	$50,000	$—	$82,682	$81,259	$3,255	$463,436
President and Chief	2006	$228,000	$—	$—	$42,197	$52,440	$48,331	$370,968
Financial Officer

Footnotes to Summary Compensation Table

(1)	Amounts represent the non-equity incentive compensation awarded to each named executive officer above their target percentages that were based on the achievement of pre-established performance measures for the years reported. This compensation was awarded and paid after actual financial results for the years for which performance was measured were known early in the following year.

(2)	Amounts represent the fair value of restricted stock that was expensed in the years reported under Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”) which took effect on January 1, 2006. The fair value of restricted stock granted was estimated under the intrinsic value method.

(3)	Amounts represent the fair value of stock options that were expensed in the years reported under SFAS 123(R) which took effect on January 1, 2006. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of SFAS 123(R). For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 10, “Preferred Stock and Shareholders’ Equity” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2008 under “Equity Incentive Plans and Share-based Compensation Expense.” The actual number of awards granted is shown in the “Grants of Plan-Based Awards” table included in this filing.

(4)	Amounts represent the non-equity incentive compensation earned by each named executive officer based on the achievement of pre-established performance measures for the years reported. This compensation was awarded and paid after the actual financial results for the years for which performance was measured were known early in the following year.

(5)	Amounts reported include contributions to the 401(k) plans, reimbursement of commuting and medical expenses, reimbursement of taxes related to commuting expenses, payments associated with automobile leases and amounts related to group term life insurance. In accordance with SEC rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(6)	On August 5, 2008, the Company announced the departure of Mr. Stuart as an executive officer of the Company.

Narrative to Summary Compensation Table

See Compensation Discussion and Analysis above for complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan Based Awards Table were paid or awarded and the criteria for such payment.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table sets forth certain information with respect to the non-equity, stock, and option awards granted during or for the fiscal year ended December 31, 2008 to each of the executives named.

			All
			Other	All Other
			Stock	Options
		Estimated Future	Awards:	Awards:	Exercise	Grant Date
		Payouts Under	Number of	Number of	or Base	Fair Value
		Non-Equity Incentive	Shares	Securities	Price of	of Stock
		Plan Awards(1)	of Stock	Underlying	Option	and Option
	Grant	Target	or Units	Options	Awards	Awards
Name	Date	($)	(#)	(#)	($/sh)	($)(2)

Don M. Bailey	2/6/08			500,000	$5.09	1,650,600
	N/A	341,250
Gary M. Sawka	9/10/08			130,000	$5.49	464,789
	N/A	31,933
Stephen L. Cartt	2/6/08			116,000	$5.09	382,939
	N/A	192,500
Steven Halladay, Ph.D.	2/6/08		166,028			846,743
David J. Medeiros	2/6/08			80,000	$5.09	264,096
	N/A	146,250
George M. Stuart(3)	2/6/08			65,000	$5.09	214,578
	N/A	40,000

(1)	The amounts shown reflect the 2008 non-equity target compensation awarded to the Company’s executives.

(2)	Amounts represent the grant date fair value under SFAS 123(R) of stock options and restricted stock granted to the named executive officers in 2008. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of SFAS 123(R). For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 10, “Preferred Stock and Shareholders’ Equity” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2008 under “Equity Incentive Plans and Share-based Compensation Expense.”

(3)	On August 5, 2008, the Company announced the departure of Mr. Stuart as an executive officer of the Company.

Narrative to Grants of Plan Based Awards Table

See Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except for performance based options, all stock option grants vest over forty-eight months beginning on the grant date, subject to a one year cliff such that no stock options vest until the first anniversary of grant date at which time 25% of such options vest.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all restricted stock and stock options held by the named executive officers of the Company as of December 31, 2008. All outstanding equity awards are in shares of the Company’s Common Stock.

	Option Awards						Stock Awards
				Equity
				Incentive				Market		Market or
				Plan			Number	Value of		Payout
				Awards:			of Shares	Shares or	Number of	Value of
	Number of	Number of		Number of			or Units	Units of	Unearned	Unearned
	Securities	Securities		Securities			of Stock	Stock	Shares	Shares
	Underlying	Underlying		Underlying			That	That	That	That
	Unexercised	Unexercised		Unexercised	Option		Have	Have	Have	Have
	Options	Options		Unearned	Exercise	Option	Not	Not	Not	Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($)	(#)	($)

Don M. Bailey	33,645	8,855	(1)		1.74	5/17/16
	24,687	7,813	(1)		1.47	12/31/16
	258,339				0.44	7/01/17
		500,000	(2)		5.09	2/05/18
Gary M. Sawka		130,000	(2)		5.49	9/09/18
Stephen L. Cartt	262,499	37,501	(2)		0.46	3/07/15	28,402	264,423
	106,250	43,750	(2)		0.98	2/26/16
	68,749	31,251	(2)		1.43	3/22/16
	55,000	65,000	(2)		1.37	2/08/17
		116,000	(2)		5.09	2/05/18
Steven Halladay, Ph.D.	10,417	229,167	(2)		1.10	10/15/16	62,261	579,650
David J. Medeiros	200,000				1.02	6/08/13
	27,084				0.60	12/10/13
	30,000				0.89	2/23/14
	18,230				0.44	9/16/14
	93,750	6,250	(2)		0.51	3/28/15
	85,000	35,000	(2)		0.98	2/26/16
	20,000			20,000	1.77	7/27/16
	64,166	75,834	(2)		1.37	2/08/17
		80,000	(2)		5.09	2/05/18
George M. Stuart(3)	135,000	75,000	(2)		0.50	9/26/15
	10,417	29,167	(2)		0.98	2/26/16
	11,667	75,834	(2)		1.37	2/08/17
		65,000	(2)		5.09	2/05/18

(1)	Options vest monthly over 48 months from the date of grant.

(2)	Options vest monthly over 48 months from the date of grant. The options have a 12 month cliff, whereby no options vest until after the twelfth month from the date of grant.

(3)	On August 5, 2008, the Company announced the departure of Mr. Stuart as an executive officer of the Company.

Option Exercises and Stock Vested During Fiscal Year 2008

The following table provides information on all stock option exercises and vesting of restricted stock awards held by the named executive officers of the Company as of December 31, 2008.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Don M. Bailey	341,661	2,787,300
Gary M. Sawka
Stephen L. Cartt	300,000	1,742,956	14,201	70,579
Steven Halladay, Ph.D.	260,416	2,030,934
David J. Medeiros
George M. Stuart(1)	302,915	1,329,379

(1)	On August 5, 2008, the Company announced the departure of Mr. Stuart as an executive officer of the Company.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments and benefits to the Company’s named executive officers upon termination of employment without cause or under a change in control. The table below reflects benefits to the Company’s named executive officers assuming their employment was terminated on the last day of the Company’s reporting period, December 31, 2008, in accordance with SEC rules.

		Termination Without Cause
		Without Change of	Without Change of
		Control	Control
		Within 3 Years of	After 3 Years of	With Change of
Officers	Benefits	Employment	Employment	Control(1)

Don M. Bailey	Salary	$525,000	$525,000	$1,050,000
	Bonus	—	—	682,500
	Option Acceleration(2)	—	—	2,238,286

	Total	$525,000	$525,000	$3,970,786

Gary M. Sawka	Salary	$130,000	$260,000	$260,000
	Bonus	—	—	117,000
	Option Acceleration(2)	—	—	496,600

	Total	$130,000	$260,000	$873,600

Stephen L. Cartt	Salary	N/A	$350,000	$350,000
	Bonus	—	—	192,500
	Option Acceleration(2)	—	—	2,212,622

	Total	—	$350,000	$2,755,122

Steven Halladay, Ph.D.	Salary	$147,500	$295,000	$295,000
	Bonus	—	—	132,750
	Option Acceleration(2)	—	—	2,461,111

	Total	$147,500	$295,000	$2,888,861

David J. Medeiros	Salary	N/A	$325,000	$325,000
	Bonus	—	—	146,250
	Option Acceleration(2)	—	—	1,437,072

	Total	—	$325,000	$1,908,322

George M. Stuart(3)	Salary	$—	$—	$—
	Bonus	—	—	—
	Option Acceleration(2)	—	—	1,780,133

	Total	$—	$—	$1,780,133

(1)	The Company assumed the termination or a change in control took place on December 31, 2008, and the potential payments upon termination were calculated based on the terms of the most current agreements with the officers.

(2)	The value of accelerated vesting of options and restricted stock was estimated under the intrinsic method. The closing price of the Company’s stock on December 31, 2008 was compared to the exercise prices to determine the spread for each option or share of restricted stock, and the spread was applied to the “in-the-money” options and shares of restricted stock that were unvested as of December 31, 2008. For the purpose of this calculation, the Company used $9.31 per share which was the closing price on the last business day of the fiscal year.

(3)	On August 5, 2008, the Company announced the departure of Mr. Stuart as an executive officer of the Company. The Company is obligated to pay Mr. Stuart’s 2008 salary and health insurance benefits for a period of six (6) months following the date of his departure.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors adopted a Related Party Transaction Policy which is administered by the Audit Committee. This is a written policy which applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $25,000 and a related person has a direct or indirect material interest. Under the Policy, all such transactions shall be presented to the Audit Committee for review and approval in advance of such transactions. If it is not feasible to obtain advance approval of a related party transaction, such transactions shall be subject to Audit Committee ratification and the Company may enter into such transactions prior to obtaining Audit Committee approval only if the terms of such transactions allow them to be rescinded at no cost to the Company in the event they are not ratified by the Audit Committee. Any material change to an approved related party transaction shall be subject to further approval or ratification by the Audit Committee.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2009, and has further directed that management submit the selection of this independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of OUM are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of OUM as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board of Directors is submitting the selection of OUM to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of OUM. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by OUM for the audit of the Company’s financial statements for the year ended December 31, 2008 and December 31, 2007 and fees billed for other services rendered by OUM during those periods.

	2008	2007

Audit Fees	$346,000	$202,250
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$346,000	$202,250

Audit fees include the audit of the Company’s annual financial statements presented in the Company’s Annual Report on Form 10-K, reviews of interim financial statements presented in the Company’s Quarterly Reports on Form 10-Q and accounting, reporting and disclosure consultations related to those audits, fees related to consents and reports in connection with regulatory filings and attestation services related to Sarbanes-Oxley compliance.

The Company’s Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of OUM, and has concluded that the provision of such services to the degree utilized is compatible with maintaining the independence of the Company’s registered public accounting firm. All services provided by OUM in 2008 and 2007 were pre-approved by the Audit Committee after review of each of the services proposed for approval.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All fees of OUM for the year ended December 31, 2008 were approved by the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT

Questcor’s Annual Report on Form 10-K for the year ended December 31, 2008 (without exhibits), is being forwarded to each shareholder with this proxy statement. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

By Order of the Board of Directors,

Michael H. Mulroy
Secretary

Union City, California,
April 17, 2009

Exhibit A

Amended and Restated Charter
of the Compensation Committee
of Questcor Pharmaceuticals, Inc.

This Amended and Restated Compensation Committee Charter was adopted by the Board of Directors (the “Board”) of Questcor Pharmaceuticals, Inc. (the “Company”) on April 14, 2009.

I.	Purpose

The purpose of the Compensation Committee (the “Committee”) is (1) to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and other employees, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, and (2) to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. The Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders. The Committee shall also assist the Board with respect to decisions regarding director compensation.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. With respect to matters for which final decision-making authority has not been granted by the Board, including with respect to the salaries, bonuses and equity compensation of the Company’s executive officers, decisions of the Committee shall be subject to the Board’s ratification.

II.	Membership

The Committee shall be composed of at least two directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall, at a minimum, (i) satisfy the independence requirements of NASDAQ Rule 4200(a)(15), and (ii) qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair or if the Chair is absent and makes no designation, by the Board) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least four times per year and more frequently as the Committee deems necessary or desirable.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, any other financial personnel employed or retained by the Company or any other person whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Chief Executive Officer may not be present during voting or deliberations concerning his or her compensation, and the Committee may exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

The Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate and reasonable funding, as determined by the Committee in its sole discretion, for payment of compensation to any such persons retained by the Committee.

The Committee shall cause to be kept adequate minutes of its proceedings and the Chair shall report on the Committees’ actions and activities at the next quarterly meeting of the Board.

IV.	Duties and Responsibilities

a. The Committee shall, at least annually, review the compensation philosophy of the Company, and approve the Company’s “Compensation Philosophy and Process” document setting forth the Company’s compensation philosophy.

b. The Committee shall, at least annually, review and make recommendations to the Board regarding corporate goals and objectives relating to the compensation of the chief executive officer, evaluate the performance of the chief executive officer in light of those goals and objectives and set the compensation of the chief executive officer based on such evaluation, subject to the Board’s ratification.

c. The Committee shall, at least annually, review and make recommendations to the Board regarding individual goals and objectives relating to the compensation of all other officers (as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934), evaluate the performance of such officers in light of those goals and objectives and set the compensation of such officers based on such evaluations, subject to the Board’s ratification.

d. For non-executive officers and non-officer employees of the Company, the Committee shall have full Board authority to make final decisions relating to compensation matters, including, without limitation, with respect to the granting of equity awards, amendments or terminations of previous equity awards, the setting of salaries, the granting of bonus awards, and severance arrangements. The Committee shall provide a report to the Board regarding such grants at the next regularly scheduled Board meeting following the date of such grants.

e. The Committee shall review and make recommendations to the Board regarding all executive officers’ employment agreements and severance arrangements.

f. The Committee shall make recommendations to the Board regarding whether and how to repurchase securities from terminated employees.

g. The Committee shall periodically review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including 401(k), employee stock purchase plan, long-term incentive plan, management incentive plan and others), and with respect to each plan shall have responsibility for:

i. general administration;

ii. setting performance targets under all annual bonus and long-term incentive compensation plans as appropriate;

iii. determining whether any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

iv. making recommendations to the Board regarding all amendments to, and terminations of, all compensation plans and any awards under such plans; and

v. determining awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers, including stock options and other equity rights (e.g., restricted stock, stock purchase rights).

Any such determination under this Paragraph 7 relating to one or more executive officers of the Company shall be subject to Board ratification.

h. The Committee shall recommend to the Board the establishment of policies concerning perquisite benefits and shall periodically review such policies.

i. The Committee shall oversee the Company’s regulatory compliance with respect to compensation matters, including the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

j. The Committee shall make recommendations to the Board regarding the Company’s policy with respect to change of control or “parachute” payments.

k. The Committee shall review executive officer and director indemnification matters and shall recommend to the Board a course of action regarding whether to indemnify an officer or director.

l. The Committee shall review the Compensation Discussion & Analysis required by the Securities and Exchange Commission’s (the “SEC”) rules and regulations, and recommend to the Board whether the Compensation Discussion & Analysis should be included in the Company’s annual proxy statement or other applicable SEC filings. The Committee shall prepare and approve the Compensation Committee Report for inclusion in the Company’s annual proxy statement or other applicable SEC filings.

m. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

n. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

PROXY
QUESTCOR PHARMACEUTICALS, INC.
Proxy Solicited by the Board of Directors
Annual Meeting of Shareholders — May 29, 2009
     The undersigned hereby nominates, constitutes and appoints Don Bailey and Gary Sawka, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Questcor Pharmaceuticals, Inc. which the undersigned is entitled to represent and vote at the 2009 Annual Meeting of Shareholders to be held on May 29, 2009 at 8:30 a.m. local time at the corporate offices of Questcor Pharmaceuticals, Inc., 3260 Whipple Road, Union City, California 94587, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2.
1.	ELECTION OF DIRECTORS:

☐	FOR	☐	WITHHOLD AUTHORITY
	all nominees listed below (except		to vote for all nominees listed below
as marked to the contrary below)
Election of the following nominees as directors: Don M. Bailey, Neal C. Bradsher, Stephen C. Farrell, Virgil D. Thompson, and David Young.
(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	RATIFICATION OF THE SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009:

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
ADJOURNMENT OR POSTPONEMENT THEREOF.
IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” RATIFICATION OF THE SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP.

Date , 2009

(Signature of shareholder)

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.